Exhibit 99.2

INmune Bio Inc. Provides Update on Two Patients from the Phase 1b Alzheimer’s Disease Trial who Continue to Receive XPro™ Under Compassionate Use for Over Three Years

Boca Raton, Florida, April 30, 2024 (GLOBE NEWSWIRE) --  INmune Bio Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, is pleased to share an update on two patients from the Phase 1b trial completed in 2021 who have continued to receive XPro™ for treatment of Alzheimer’s Disease (AD) for more than three years under the Australian compassionate use program known as the Special Access Scheme (SAS).

Both patients, herein referred to as “Patient 1” and “Patient 2,” was an original study participant in the Phase 1b clinical trial (ClinicalTrials.gov ID NCT03943264), in the target dose 1mg/kg cohort, which commenced in November of 2019 and completed in September of 2021.

In contrast to clinical trials, patients in the SAS receive exclusive care from their primary care physicians, with the Company’s involvement limited to supplying XPro™. Reports from the primary care physicians indicate that XPro™ has been well-tolerated throughout the treatment period, with stable cognitive function observed in the patients. Furthermore, the patients express a desire to continue receiving XPro™ for Alzheimer’s disease treatment.

Patient 1 was diagnosed with AD at age 61 and enrolled in the Phase 1b clinical trial in December 2019 at age 63. Patient 1 completed the 3-month Phase 1b open label trial and opted to enroll in the 12-month open label extension. After completion of the open label extension, Patient 1 continued to receive XProTM under the SAS. The primary care physician treating Patient 1 under the SAS has indicated “[Patient 1] has suffered no obvious adverse reactions to XPro. His general physical state is unchanged. I believe that his mental cognitive state has also been stable with the use of XPro. His family members are keen to continue the management with XPro if available as they believe there is stability with the treatment.”

Patient 2 was diagnosed with AD at age 59 and enrolled in the Phase 1b clinical trial in December 2019 at age 60. Patient 2 completed the 3-month Phase 1b open label trial and opted to enroll in the 12-month open label extension. After completion of the open label extension, Patient 2 continued to receive XProTM under the SAS. The primary care physician treating Patient 2 under the SAS has indicated “[Patient 2’s] cognitive decline has stopped, and he continues to do well.”

A video with a patient sharing their experience in the Phase I clinical trial, the open-label extension trial, and the Australian SAS can be found by clicking here. Additionally, the principal investigator who treated both patients previously commented on their response to XProTM as part of a webinar given by the Company describing the results of the AD01 Phase 1b trial in 2022 by clicking here (at 6:50 min mark).

“We are delighted to report that according to primary care physicians treating these patients under the SAS, the long-term administration of XPro™ has been safe and well-tolerated with these patients maintaining stable cognitive functions for more than three years of continued XPro treatment,” expressed R.J. Tesi, M.D., CEO of INmune Bio. “Given the typical progression of Alzheimer’s Disease and comparative data from other drug trials, stable cognitive and physical function over this long period is encouraging.”

The Company remains on track in alignment with prior guidance for completing the current Phase 2 clinical trial investigating XProTM for treatment of AD in patients with biomarkers of inflammation.

About INmune Bio, Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are being investigated to determine if they can treat cancer (INB03™), Early Alzheimer’s disease, and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in the early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595 (XPro™), and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, core clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO (858) 964-3720
info@inmunebio.com